EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Warburg
Central Garden & Pet 925.948.3686

CENTRAL GARDEN & PET ANNOUNCES FIRST QUARTER EARNINGS FOR FISCAL 2006

Sales Increased 10%; Organic Sales Increased 5%

Earnings Per Share of 12 Cents Including Restructuring and Equity Compensation Costs of 7 Cents

Re-Affirms Fiscal 2006 Guidance

WALNUT CREEK, CALIFORNIA, February 1, 2005 – Central Garden & Pet Company (NASDAQ: CENT) today announced results for its fiscal first quarter ended December 24, 2005.

Net sales for the fiscal first quarter were $293 million, an increase of 10% from $266 million in the first quarter of fiscal 2005. Organic sales increased 5% in the quarter. Sales of branded products were $228 million, an increase of 11%. Sales of other manufacturers’ products were $65 million, an increase of 6%. Net income was $2.6 million for the quarter compared to net income of $2.5 million in the first quarter of fiscal 2005. Fully-diluted earnings per share was $0.12, unchanged when compared to the first quarter of fiscal 2005. The Company recognized $1.6 million in costs associated with its previously announced profit acceleration program and $1 million associated with expensing equity compensation. Depreciation and amortization in the quarter was $5.2 million.

Net sales for the Garden Products segment were $126 million, an increase of 15.4% compared to the first quarter of fiscal 2005. The Garden Products segment operating loss was $0.5 million in the quarter, an improvement of $0.3 million, which includes $1.2 million of restructuring costs, when compared to the first quarter of fiscal 2005. Net sales for the Pet Products segment were $167 million, an increase of 6.6% compared to the first quarter of fiscal 2005. Operating income for the Pet Products segment improved $0.5 million to $18.6 million, which includes restructuring costs of $0.4 million when compared to the prior year.

“Fiscal 2006 is off to a solid start,” noted Glenn Novotny, President and Chief Executive Officer of Central Garden and Pet. “Sales were strong, we created operating leverage through our strategic business unit alignment initiative, and we invested in the future through the completion of a strategic acquisition.”

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The Company reiterated its fiscal 2006 guidance of approximately $1.46 billion in sales and an earnings range of $2.80 to $2.90 per fully diluted share which includes the net impact of $4 million in pre-tax costs associated with its previously announced consolidation of its manufacturing and distribution facilities and pre-tax costs of approximately $5 million related to equity compensation. This guidance does not include any potential impact from the recently announced Farnam Companies acquisition expected to close in the Company’s fiscal second quarter.

“We are excited about 2006 and the future,” concluded Mr. Novotny. “Our garden brands are well positioned with key retailers for the garden season and our pet brands are launching a series of innovative new products at the Global Pet Expo in March. In addition, we believe we have strategically positioned the Company as a leader in the animal health category. The combination of Wellmark International with the recently acquired intellectual property assets of Shirlo Inc. and the pending acquisition of Farnam, will give us a leading brand position in the equine marketplace and an excellent portfolio of active ingredients and technologies for the broader animal health category.”

The Company will discuss its fiscal first quarter 2006 results on a conference call today at 4:30 p.m. EST. The conference call will be simultaneously broadcast over the Internet through Central’s website, http: //www.central.com/. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick, mosquito and other pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, Super Pet, All-Glass Aquarium, Oceanic, Kent Marine, Energy Savers Unlimited, Zodiac, Pre-Strike, Altosid, Nylabone, TFH, Four Paws and Interpet. Our lawn and garden products include grass seed, wild bird food, weed and insect control products, and decorative outdoor patio products. These products are sold under a number of brand names, including Pennington, Norcal Pottery, New England Pottery, GKI/Bethlehem Lighting, Lilly Miller, Matthews Four Seasons, Cedar Works, AMDRO. Grant’s, Sevin and Over’n Out. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.central.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Form 10-K and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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(Tables Follow)

Central Garden & Pet Company

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	December 24, 2005	December 25, 2004
Net Sales	$292,731	$265,576
Cost of Goods Sold and Occupancy	200,733	179,535

Gross Profit	91,998	86,041

Selling, General and Administrative Expenses	82,223	76,525

Income from Operations	9,775	9,516

Interest Expense	(6,344)	(5,298)
Interest Income	685	103
Other Income / (Expense)	49	(320)

Income Before Income Taxes	4,165	4,001

Income Taxes	1,605	1,485

Net Income	$2,560	$2,516

Basic Earnings Per Common Share:	$0.12	$0.12

Diluted Earnings Per Common Share:	$0.12	$0.12

Weighted Average Shares Outstanding
Basic	21,335	20,539
Diluted	21,826	21,264

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 24, 2005	December 25, 2004
Assets
Current Assets:
Cash & Cash Equivalents	$12,913	$14,100
Restricted Investments		15,066
Accounts Receivable	155,908	143,656
Inventories	322,775	288,192
Other Current Assets	28,201	18,718

Total Current Assets	519,797	479,732

Property & Equipment - Net	114,972	106,893

Goodwill	364,732	340,088
Other Assets	83,434	50,292

Total	$1,082,935	$977,005

Liabilities & Shareholders’ Equity
Current Liabilities:
Accounts Payable	$119,837	$119,018
Accrued Expenses	66,187	69,448
Current Portion of Long-Term Debt	1,772	1,025

Total Current Liabilities	187,796	189,491

Long-Term Debt	321,556	294,296
Other Long-Term Obligations	19,411	3,967
Convertible Redeemable Preferred Stock	3,000	3,000

Shareholders’ Equity	551,172	486,251

Total	$1,082,935	$977,005